Exhibit 99.01

H/Cell Energy Acquires PVBJ

Flemington, NJ, February 5, 2018 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC), a company developing clean energy solutions featuring hydrogen energy systems, has announced that effective February 1, 2018, it acquired PVBJ Inc. (“PVBJ”) of Downingtown, Pennsylvania for $1 million of HCCC stock and $221,800 in cash. The value is subject to adjustment if the net tangible asset value does not fall between certain parameters as of the closing date.

Established in 2008 and historically profitable, PVBJ is well recognized for the design, installation, maintenance and emergency service of environmental systems both in residential and commercial markets. PVBJ is now expanding into renewable energy systems. The company has an extensive and notable customer base. Paul Benis, the President of PVBJ, will remain in his position and became an Executive Vice President of HCCC, focusing on the management and development of future acquisitions.

Andrew Hidalgo, CEO of HCCC, commented, “Our acquisition strategy focuses on companies that are profitable, have a significant customer base that can be introduced to our technology and have a talented group of technicians that can be trained to install our systems. PVBJ meets all these requirements. They have been a very successful company and we look forward to assimilating their organization into HCCC.”

Paul Benis, President of PVBJ, stated, “When we met with the HCCC team and saw their hydrogen energy systems, we knew right away that this is the future for off grid clean energy. We believe that with our technical talent and expansive customer base, we will be able to deliver these clean energy solutions while continuing to grow our core business in environmental systems. We feel that this is a winning combination and we look forward to building value for HCCC and its shareholders.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is a systems integrator that focuses on the design and implementation of clean energy solutions including solar, battery technology and hydrogen energy systems. In addition, through its Pride Group subsidiary based in Australia, HCCC also provides security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

H/Cell Energy Corporation

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